                                                                      EXHIBIT 12

                            FIRST DATA CORPORATION
                                COMPUTATION  OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                           Three Months Ended
                                                March 31,
                                         -----------------------
                                           1998           1997
                                         --------       --------
Earnings:
   Income before income taxe              $195.0          $212.8
   Interest expense                         26.9            25.3
   Other adjustments                        11.6            14.5
                                          ------          ------

Total earnings (a)                        $233.5          $252.6
                                          ======          ======

Fixed charges:
   Interest expense                       $ 26.9          $ 25.3
   Other adjustments                        11.6            14.5
                                          ------          ------

Total fixed charges (b)                   $ 38.5          $ 39.8
                                          ======          ======

Ratio of earnings to
   fixed charges (a / b)                    6.06            6.35


For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.

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